                                                          July 22, 2009

Dear STEN Note Holder:

 I am writing to continue our communication regarding STEN Corporation (“STEN”) and the status of the unsecured subordinated notes.  As you read this letter you will find that our status is largely unchanged from the earlier reports.

Overall

As reported earlier, STEN is operating under a “survival plan” that continues to be modified.  I would describe our current status as stable.   The amount due to our Senior Lender was reduced by approximately $350,000 during the quarter to approximately $7.5 million at June 30, 2009.   STEN continues to be constrained in terms of available liquidity.  Any available liquidity is controlled by our senior lender.  While we are working with our senior lender—Valens, U.S. SPV I, LLC (Valens), the capital for payments to subordinated note holders is not available.

We have reduced our administrative costs and are operating at minimal levels.  We completed the anticipated sale of our Texas manufacturing assets in May, 2009, and the net proceeds from the asset sale were used to reduce our senior debt.

Our Current Status

On January 2, 2009, STEN discontinued its offering of renewable unsecured subordinated notes and suspended note repayments.  All of the assets of STEN and its subsidiaries, are pledged as collateral on an $8.85 million senior credit facility with Valens.  As was described fully in the offering prospectus, Valens has a right of repayment that is superior to any repayment rights of the note holders.  Non-payment of any note is an event of default under our agreement with Valens, giving Valens the right to accelerate its entire note and foreclose on all of the assets of STEN.

Going Forward

Valens has not asserted its right to accelerate its debt or to foreclose on our assets.   While there is no assurance Valens will not conclude to exercise these rights, we are working cooperatively with Valens to implement a business plan that includes the repayment of the principal amount of notes.  Given Valens’ rights under the senior credit facility, any plan we develop must have the support of Valens to be viable.

We continue to believe our auto finance business is a viable enterprise, and we are working to enhance the viability of this enterprise as means for repaying the notes.

What Does this Mean to the Note Holder?

While there are many variables, our current view is that assuming the overall economic conditions continue to improve; we will attempt to refinance the senior debt later this year.  We continue to see the suspension of interest and principal payments lasting into 2010.  We recognize that a feasible plan must be both reasonable and achievable.  We will continue regular communication as to the status of the business and as to information related to when the payment of interest and principal will resume.

Conclusion

As was indicated in earlier correspondence to note holders, we would like to be more specific as to the timing of any payments to note holders.  While the timing is uncertain, I assure you that we are working toward the goal of making payments.   We continue to focus on the realization of the value of our installment notes receivable portfolio as a means of supporting eventual payments to the note holders.

I also understand, having spoken with many of you, that there is a strong desire for a resolution sooner rather than later.   I also appreciate the fact that the current economic crisis has resulted in greater needs on the part of many note holders.   As we have reported, it will take considerable time before the timing of payments of any payments to note holders becomes clear.  We expect to continue to communicate with you regularly.  If you have any questions please feel free to call me, recognizing I cannot disclose any information other than the information that has been disseminated to all of the note holders.

Sincerely,

Kenneth W. Brimmer

CEO

952-545-2776